EXHIBIT 99.1

PennantPark Investment Corporation Announces 5.0% Increase of Its Quarterly Distribution to $0.21 per Share and Financial Results for the Quarter Ended June 30, 2023

MIAMI, Aug. 09, 2023 (GLOBE NEWSWIRE) -- PennantPark Investment Corporation (NYSE: PNNT) announced today its financial results for the third quarter ended June 30, 2023.

HIGHLIGHTS
Quarter ended June 30, 2023 (unaudited)
($ in millions, except per share amounts)

Operating Results:
Net investment income	$23.0
Net investment income per share	$0.35
Core net investment income per share (3)	$0.22
Distributions declared per share	$0.20

Assets and Liabilities:
Investment portfolio (1)	$1,075.9
Net assets	$503.6
GAAP net asset value per share	$7.72
Quarterly increase in GAAP net asset value per share	1.6%
Adjusted net asset value per share (2)	$7.67
Quarterly increase in adjusted net asset value per share (2)	3.1%

Credit Facility	$307.7
2026 Notes	$147.4
2026-2 Notes	$162.0
Regulatory Debt to Equity	1.26x
Weighted average yield on debt investments at quarter-end	12.7%

Portfolio Activity:
Purchases of investments	$69.9
Sales and repayments of investments	$135.7

PSLF Portfolio data:
PSLF investment portfolio	$793.9
Purchases of investments	$64.0
Sales and repayments of investments	$20.0

  Includes investments in PennantPark Senior Loan Fund, LLC ("PSLF"), an unconsolidated joint venture, totaling $161.3 million, at fair value.
  This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of $3.1 million, or $0.05 per share, unrealized gain on our multi-currency, senior secured revolving credit facility with Truist Bank, as amended, the “Credit Facility." The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
  Core net investment income ("Core NII") is a non-GAAP financial measure. The Company believes that Core NII provides useful information to investors and management because it reflects the Company's financial performance excluding one-time or non-recurring investment income and expenses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For the quarter ended June 30, 2023, Core NII excluded: i) $10.6 million of dividend income related to our equity investment in Dominion Voting Systems; ii) $0.5 million of accrued excise taxes, and iii) $1.9 million of incentive fee expense.

CONFERENCE CALL AT 12:00 P.M. EST ON AUGUST 10, 2023

PennantPark Investment Corporation (“we,” “our,” “us” or the “Company”) will also host a conference call at 12:00 p.m. (Eastern Time) on Thursday, August 10, 2023 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (888) 394-8218 approximately 5-10 minutes prior to the call. International callers should dial (646) 828-8193. All callers should reference conference ID #5118252 or PennantPark Investment Corporation. An archived replay will also be available on a webcast link located on the Quarterly Earnings page in the Investor section of PennantPark’s website.

INCREASE OF QUARTERLY DISTRIBUTION TO $0.21 PER SHARE

On August 9, 2023, the Company declared a quarterly distribution of $0.21 per share, an increase of 5.0% from the most recent distribution. The distribution is payable on October 2, 2023 to stockholders of record as of September 18, 2023 and is expected to be paid from taxable net investment income.

In addition, the Company will change the frequency of distribution from quarterly to monthly beginning in October. The final tax characteristics of the distribution will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company’s periodic report filed with the Securities and Exchange Commission.

“We are pleased to announce another increase in our quarterly dividend, which is well covered by our net investment income. We believe that the change to a monthly dividend will be valued by our investors,” said Arthur Penn, Chairman and CEO. “Our earnings stream continues to be robust due to strong credit performance and the excellent returns generated by our PSLF Joint Venture."

PORTFOLIO AND INVESTMENT ACTIVITY

PennantPark Investment Corporation

As of June 30, 2023, our portfolio totaled $1,075.9 million, which consisted of $590.5 million of first lien secured debt, $94.8 million of second lien secured debt, $154.7 million of subordinated debt (including $102.3 million in PSLF) and $235.8 million of preferred and common equity (including $59.0 million in PSLF). Our debt portfolio consisted of 96% variable-rate investments and 4% fixed-rate investments. As of June 30, 2023, we had one portfolio company on non-accrual, representing 1.1% and zero of our overall portfolio on a cost and fair value basis, respectively. As of June 30, 2023, the portfolio had net unrealized depreciation of $18.8 million. Our overall portfolio consisted of 129 companies with an average investment size of $8.3 million, and a weighted average yield on interest bearing debt investments of 12.7%.

As of September 30, 2022, our portfolio totaled $1,226.3 million and consisted of $631.0 million of first lien secured debt, $129.9 million of second lien secured debt, $141.3 million of subordinated debt (including $88.0 million in PSLF) and $324.1 million of preferred and common equity (including $51.1 million in PSLF). Our interest bearing debt portfolio consisted of 96% variable-rate investments and 4% fixed-rate investments. As of September 30, 2022, we had one portfolio company on non-accrual, representing 1% and zero percent of our overall portfolio on a cost and fair value basis, respectively. As of September 30, 2022, the portfolio had net unrealized depreciation of $71.0 million. Our overall portfolio consisted of 123 companies with an average investment size of $10.1 million, and a weighted average yield on interest bearing debt investments of 10.8%.

For the three months ended June 30, 2023, we invested $69.9 million in three new and 43 existing portfolio companies at a weighted average yield on debt investments of 12.6%. For the three months ended June 30, 2023, sales and repayments of investments totaled $135.7 million, including $61.8 million of sales to PSLF. For the nine months ended June 30, 2023, we invested $214.4 million in 15 new and 60 existing portfolio companies at a weighted average yield on debt investments of 11.9%. For the nine months ended June 30, 2023, sales and repayment totaled $280.5 million, including $80.2 million of sales to PSLF.

For the three months ended June 30, 2022, we invested $326.3 million in 11 new and 36 existing portfolio companies at a weighted average yield on debt investments of 8.7%. Sales and repayments of investments for the three months ended June 30, 2022 totaled $198.3 million, including $176.0 million of sales to PSLF. For the nine months ended June 30, 2022, we invested $799.4 million in 35 new and 48 existing portfolio companies at a weighted average yield on debt investments of 8.2%. Sales and repayment of investments for the nine months ended June 30, 2022 totaled $736.0 million, including $235.6 million of sales to PSLF.

PennantPark Senior Loan Fund, LLC

As of June 30, 2023, PSLF’s portfolio totaled $793.9 million, consisted of 92 companies with an average investment size of $8.6 million and had a weighted average yield on debt investments of 11.8%.

As of September 30, 2022, PSLF’s portfolio totaled $730.1 million, consisted of 80 companies with an average investment size of $9.1 million and had a weighted average yield on debt investments of 9.4%.

For the three months ended June 30, 2023, PSLF invested $64.0 million (including $61.8 million purchased from the Company) in eight new and one existing portfolio company at a weighted average yield on debt investments of 12.0%. PSLF’s sales and repayments of investments for the same period totaled $20.0 million. For the nine months ended June 30, 2023, PSLF invested $119.3 million (including $80.2 million purchased from the Company) in 16 new and six existing portfolio companies at a weighted average yield on debt investments of 11.8%. PSLF's sales and repayments of investments for the same period totaled $54.0 million.

For the three months ended June 30, 2022, PSLF invested $200.5 million (including $176.0 million purchased from the Company) in 14 new and 17 existing portfolio companies at a weighted average yield on debt investments of 7.3%. PSLF’s sales and repayments of investments for the same period totaled $35.1 million. For the nine months ended June 30, 2022, PSLF invested $278.6 million (including $235.6 million was purchased from the Company) in 29 new and 13 existing portfolio companies at a weighted average yield on debt investment of 7.3%. PSLF's sales and repayments of investments for the same period totaled $73.0 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations during the three and nine months ended June 30, 2023 and 2022.

Investment Income

For the three and nine months ended June 30, 2023, investment income was $45.0 million and $111.3 million, respectively, which was attributable to $24.1 million and $72.7 million from first lien secured debt, $3.5 million and $10.9 million from second lien secured debt, $1.2 million and $3.4 million from subordinated debt and $16.2 million and $24.3 million from preferred and common equity, respectively. For the three and nine months ended June 30, 2022, investment income was $23.3 million and $76.0 million, respectively, which was attributable to $17.6 million and $52.2 million from first lien secured debt, $2.9 million and $13.7 million from second lien secured debt, $0.3 million and $2.6 million from subordinated debt and $2.5 million and $7.4 million from preferred and common equity, respectively. The increase in investment income compared to the same periods in the prior year was primarily due to the increase in the cost yield of our debt portfolio and a dividend related to our equity investment in Dominion Voting Systems.

Expenses

For the three and nine months ended June 30, 2023, expenses totaled $22.1 million and $61.4 million, respectively, and were comprised of; $10.1 million and $30.5 million of debt related interest and expenses, $4.0 million and $12.6 million of base management fees, $4.9 million and $10.6 million of incentive fees, $1.9 million and $4.1 million of general and administrative expenses and $1.2 million and $3.6 million of provision for excise taxes. For the three and nine months ended June 30, 2022, expenses totaled $12.8 million and $41.3 million, respectively, and were comprised of $6.7 million and $20.1 million of debt related interest and expenses, $4.9 million and $15.0 million of base management fees, zero and $2.7 million of incentive fees, $1.0 million and $3.0 million of general and administrative expenses and $0.2 million and $0.6 million of provision for excise taxes, respectively. The increase in expenses was primarily due to the increased financing costs of our debt liabilities and increased incentive fees compared to the same period in the prior year.

Net Investment Income

For the three and nine months ended June 30, 2023, net investment income totaled $23.0 million and $49.9 million, or $0.35 per share and $0.77 per share, respectively. For the three and nine months ended June 30, 2022, net investment income totaled $10.6 million and $34.8 million, or $0.16 per share and $0.52 per share, respectively. The increase in net investment income was primarily due to an increase in investment income partially offset by an increase in expenses compared to the same period in the prior year.

Net Realized Gains or Losses

For the three and nine months ended June 30, 2023, net realized gains (losses) totaled $(6.9) million and $(151.5) million, respectively. For the three and nine months ended June 30, 2022 net realized gains (losses) totaled $(35.4) million and $73.5 million, respectively. The change in realized gains or losses was primarily due to changes in the market conditions of our investments and the values at which they were realized compared to the same periods in the prior year.

Unrealized Appreciation or Depreciation on Investments and Debt

For the three and nine months ended June 30, 2023, net change in unrealized appreciation (depreciation) on investments was $13.3 million and $57.1 million, respectively. For the three and nine months ended June 30, 2022, net change in unrealized appreciation (depreciation) on investments was $5.6 million and $(99.1) million, respectively. As of June 30, 2023 and September 30, 2022, our net unrealized appreciation (depreciation) on investments totaled $(18.8) million and $(75.7) million, respectively. The net change in unrealized appreciation or depreciation on our investments compared to the same period in the prior year was primarily due to the operating performance of the portfolio companies within our portfolio and changes in the capital market conditions of our investments.

For the three and nine months ended June 30, 2023, our Credit Facility had a net change in unrealized (appreciation) depreciation of $(8.4) million and $(2.5) million, respectively. For the three and nine months ended June 30, 2022, the Credit Facility had a net change in unrealized (appreciation) depreciation of $8.9 million and $9.2 million, respectively. As of June 30, 2023 and September 30, 2022, the net unrealized depreciation on the Credit Facility totaled $6.8 million and $9.2 million, respectively. The net change in unrealized appreciation or depreciation compared to the same periods in the prior year was primarily due to changes in the capital markets.

Net Increase (Decrease) in Net Assets Resulting from Operations

For the three and nine months ended June 30, 2023, net increase (decrease) in net assets resulting from operations totaled $20.9 million and $(46.1) million, or $0.32 per share and $(0.71) per share, respectively. For the three and nine months ended June 30, 2022, net increase (decrease) in net assets resulting from operations totaled $(18.5) million and $10.2 million, or $(0.28) and $0.15 per share, respectively. The increase or decrease from operations compared to the same periods in the prior year was primarily due to changes in net investment income and changes in net realized and unrealized gains or losses.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from cash flows from operations, including income earned, proceeds from investment sales and repayments and proceeds of securities offerings and debt financings. Our primary use of funds from operations includes investments in portfolio companies and payments of interest expense, fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives and operations.

As of June 30, 2023 and September 30, 2022, we had $314.4 million and $385.9 million in outstanding borrowings under the Credit Facility, respectively, and the weighted average interest rate was 7.4% and 5.3%, respectively. As of June 30, 2023 and September 30, 2022, we had $185.6 million and $114.1 million of unused borrowing capacity under the Credit Facility, respectively, subject to leverage and borrowing base restrictions.

As of June 30, 2023 and September 30, 2022, we had cash and cash equivalents of $42.8 million and $52.7 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to allow us to effectively operate our business.

For the nine months ended June 30, 2023, our operating activities provided cash of $113.9 million and our financing activities used cash of $124.1 million. Our operating activities provided cash primarily due to our investment activities and our financing activities used cash primarily to fund repayments under the Credit Facility.

For the nine months ended June 30, 2022, our operating activities used cash of $97.5 million, and our financing activities provided cash of $106.9 million. Our operating activities used cash primarily due to our investment activities and our financing activities provided cash primarily due to borrowing under the Credit Facility and proceeds from our 2026-2 Notes.

RECENT DEVELOPMENTS

On July 26, 2023, PSLF, through its wholly-owned and consolidated subsidiary, PennantPark CLO VII, LLC (“CLO VII”), closed a $300.0 million debt securitization in the form of a collateralized loan obligation. PSLF retained all of the subordinated notes, which totaled $54.0 million. The reinvestment period for the term debt securitization ends in July 2027 and the debt is scheduled to mature in July 2035.

DISTRIBUTIONS

During the three and nine months ended June 30, 2023, we declared distributions of $0.20 and $0.55 per share, for total distributions of $13.0 million and $35.9 million, respectively. For the three and nine months ended June 30, 2022, we declared distributions of $0.145 and $0.405 per share, for total distributions of $9.4 million and $26.8 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the SEC.

AVAILABLE INFORMATION

The Company makes available on its website its Quarterly report on Form 10-Q filed with the SEC and stockholders may find the report on our website at www.pennantpark.com.

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except share data)

	June 30, 2023 (Unaudited)	September 30, 2022
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost—$794,387 and $882,513, respectively)	$810,303	$932,155
Non-controlled, affiliated investments (amortized cost—$55,373 and $37,612, respectively)	50,197	34,760
Controlled, affiliated investments (amortized cost—$244,940 and $381,904, respectively)	215,380	259,386
Total investments (amortized cost—$1,094,700 and $1,302,029, respectively)	1,075,880	1,226,301
Cash and cash equivalents (cost—$42,720 and $52,844, respectively)	42,776	52,666
Interest receivable	4,970	3,593
Receivable for investments sold	15,630	29,494
Distribution receivable	5,079	2,420
Prepaid expenses and other assets	12,036	4,036
Total assets	1,156,371	1,318,510
Liabilities
Distributions payable	13,045	9,784
Truist Credit Facility payable, at fair value (cost—$314,420 and $385,920, respectively)	307,661	376,687
2026 Notes payable, net (par— $150,000)	147,443	146,767
2026 Notes-2 payable, net (par— $165,000)	162,013	161,373
SBA debentures payable, net (par—zero and $20,000, respectively)	-	19,686
Base management fee payable	3,993	4,849
Incentive fee payable	4,870	—
Interest payable on debt	2,800	6,264
Accounts payable and accrued expenses	10,927	6,639
Deferred tax liability	-	896
Total liabilities	652,752	732,945
Commitments and contingencies
Net assets
Common stock, 65,224,500 shares issued and outstanding, Par value $0.001 per share and 100,000,000 shares authorized	65	65
Paid-in capital in excess of par value	748,169	748,169
Accumulated deficit	(244,615)	(162,669)
Total net assets	$503,619	$585,565
Total liabilities and net assets	$1,156,371	$1,318,510
Net asset value per share	$7.72	$8.98

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	Three Months Ended June 30, (Unaudited)		Nine Months Ended June 30, (Unaudited)
	2023	2022	2023	2022
Investment income:
From non-controlled, non-affiliated investments:
Interest	$23,189	$15,890	$72,179	$45,973
Payment-in-kind	5	665	16	4,071
Dividend Income	11,786	—	12,917	—
Other income	595	1,247	1,428	8,050
From non-controlled, affiliated investments:
Interest	—	—	81	—
Payment-in-kind	297	—	310	—
From controlled, affiliated investments:
Interest	4,392	2,694	10,898	7,303
Payment-in-kind	361	432	2,150	3,983
Dividend Income	4,386	2,420	11,344	6,655
Total investment income	45,011	23,348	111,323	76,035
Expenses:
Base management fee	3,993	4,887	12,635	14,977
Incentive fee	4,870	—	10,591	2,657
Interest and expenses on debt	10,139	6,737	30,455	20,122
Administrative services expenses	840	250	1,373	750
General and administrative expenses	1,032	723	2,707	2,169
Expenses before provision for taxes	20,874	12,597	57,761	40,675
Provision for taxes on net investment income	1,181	200	3,631	600
Total expenses	22,055	12,797	61,392	41,275
Net investment income	22,956	10,551	49,931	34,760
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on investments and debt:
Non-controlled, non-affiliated investments	(5,193)	113	(15,742)	7,203
Non-controlled and controlled, affiliated investments	—	(34,381)	(133,098)	75,243
Debt extinguishment	—	—	(289)	(2,801)
Provision for taxes on realized gain on investments	(1,700)	(1,123)	(2,417)	(6,183)
Net realized gain (loss) on investments and debt	(6,893)	(35,391)	(151,546)	73,462
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	13,056	14,317	(33,513)	(193,348)
Non-controlled and controlled, affiliated investments	223	(8,725)	90,634	94,257
Provision for taxes on unrealized appreciation (depreciation) on investments	—	(8,127)	896	(8,128)
Debt appreciation (depreciation)	(8,393)	8,894	(2,474)	9,183
Net change in unrealized appreciation (depreciation) on investments and debt	4,886	6,359	55,543	(98,036)
Net realized and unrealized gain (loss) from investments and debt	(2,007)	(29,032)	(96,003)	(24,574)
Net increase (decrease) in net assets resulting from operations	$20,949	$(18,481)	$(46,072)	$10,186
Net increase (decrease) in net assets resulting from operations per common share	$0.32	$(0.28)	$(0.71)	$0.15
Net investment income per common share	$0.35	$0.16	$0.77	$0.52

ABOUT PENNANTPARK INVESTMENT CORPORATION

PennantPark Investment Corporation, or the Company, is a business development company that invests primarily in U.S. middle-market companies in the form of first lien secured debt, second lien secured debt, subordinated debt and equity investments. PennantPark Investment Corporation is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle market credit platform, managing $6.6 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PennantPark Investment Corporation files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the SEC. PennantPark Investment Corporation undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

The information contained herein is based on current tax laws, which may change in the future. The Company cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

Contact:	Richard T. Allorto, Jr.
PennantPark Investment Corporation
(212) 905-1000
www.pennantpark.com